Exhibit 10.1
Description of Executive Officer Cash Bonus Plan
     Maxygen, Inc. (the “Company”) maintains an annual cash bonus plan for executive officers of the Company that is designed to ensure that a significant portion of each executive officer’s compensation is placed at risk and linked to the accomplishment of specific results that are expected to lead to the creation of value for stockholders from both a short-term and long-term perspective.
     Under the cash bonus plan, annual bonus amounts are based on a percentage of the executive officer’s base salary, subject to a specific bonus range and bonus target, and are determined based on the achievement of certain performance objectives. The specific bonus ranges, bonus targets and performance objectives are generally reviewed by the Compensation Committee on an annual basis. Bonus payments are paid in one annual payment shortly after the end of each calendar year, but not later than February 15 following the year to which the performance relates, subject to the executive officer’s continued employment on the payment date.
     Bonus Ranges and Targets. The Company’s Chief Executive Officer is eligible to receive an annual cash bonus of between 0 and 100% of base salary and the target bonus amount for the Company’s Chief Executive Officer is 64.2% of base salary. The Company’s Chief Operating Officer, Chief Financial Officer, Chief Medical Officer and Chief Business Officer are eligible to receive an annual cash bonus of between 0 and 60% of base salary and the target bonus amount for these executive officers is 45.0%, 47.6%, 48.5% and 51.4% of base salary, respectively.
     Performance Goals. Performance goals under the cash bonus plan are generally based on a specified weighting of factors relating to the Company’s overall performance, the achievement of certain corporate and strategic objectives, including product development and financial goals, and the executive officer’s individual performance and contributions in supporting the achievement of such objectives. For 2008, 80% of an executive officer’s bonus award is based upon the achievement of certain corporate and strategic objectives and the remaining 20% of an executive officer’s bonus award is payable at the discretion of the Board of Directors based upon an evaluation of the individual’s performance and contributions in the achievement such objectives.